SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMCOR GROUP, INC.
               (Name of Registrant as Specified in its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                    [LOGO]


                               EMCOR GROUP, INC.
                        101 MERRITT SEVEN CORPORATE PARK
                        NORWALK, CONNECTICUT 06851-1060

                            ------------------------

                            NOTICE OF ANNUAL MEETING

                            ------------------------

To the Stockholders of
EMCOR Group, Inc.

     The Annual Meeting of Stockholders of EMCOR Group, Inc. (the 'Company') will be held on the 5th Floor, 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060, on June 14, 1996, at 10:00 A.M. (local time) for the following purposes:

          1. To elect seven directors to serve until the next annual meeting and until their successors are duly elected and qualify.

          2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for 1996.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 22, 1996 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

     YOUR ATTENTION IS RESPECTFULLY DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          JOSEPH W. BARNETT
                                          Secretary

Norwalk, Connecticut
April 30, 1996

                               EMCOR GROUP, INC.

                            ------------------------

                                PROXY STATEMENT
          1996 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 1996

                            ------------------------

     The enclosed proxy is solicited by the Board of Directors of EMCOR Group, Inc., a Delaware corporation (the 'Company'), for use at the Annual Meeting of Stockholders to be held at 10 A.M. (local time) on Friday, June 14, 1996 on the 5th Floor, 101 Merritt Seven Corporate Park, Norwalk, Connecticut and at any adjournment or postponement of such meeting. The enclosed proxy may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a duly exercised proxy bearing a later date and presenting it to the Secretary of the Company, or by attending the Annual Meeting and voting in person. Unless otherwise specified, the proxies from holders of Common Stock will be voted in favor of each proposal set forth in the Notice of Annual Meeting.

     As of April 22, 1996, the Company had outstanding 9,424,706 shares of Common Stock, par value $.01 per share (the 'Common Stock'). Only stockholders of record of Common Stock at the close of business on April 22, 1996 (the 'Record Date') are entitled to notice of, and to vote at, the Annual Meeting. The mailing address of the principal executive offices of the Company is 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060, and the approximate date on which this Proxy Statement and the accompanying proxy are being first sent or given to stockholders is April 30, 1996. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995 accompanies this Proxy Statement.

     The Common Stock was the only voting security of the Company outstanding and entitled to vote on the Record Date. The holders of record of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter to be voted upon at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting is necessary for the election of directors. The affirmative vote of the holders of majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of appointment of independent public accountants to audit the accounts of the Company and its subsidiaries. With respect to an abstention from voting on any matter, the shares will be considered present and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against proposals brought before the meeting, but will not have an effect on the election of the directors. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), those shares will not be treated as present and entitled to vote on that particular matter and, therefore, will be disregarded and will have no effect on the outcome of the vote on such matter.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of April 15, 1996 certain information regarding beneficial ownership of the Company's Common Stock by each person or group known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as otherwise noted, to the Company's knowledge, each person or group listed below has sole voting and investment power with respect to the shares listed next to its name.

                                          NUMBER OF SHARES        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIALLY OWNED        OWNED
- --------------------------------------   ------------------       -------
FMR Corp.  ...........................        1,351,719(1)(3)         14%
  82 Devonshire Street F7C
  Boston, Massachusetts 02109
The TCW Group, Inc. ..................        1,030,754(2)(3)         11%
  865 South Figueroa Street
  Los Angeles, California 90017
Cumberland Associates ................          814,153(4)           8.5%
  1114 Avenue of the Americas
  New York, New York 10036

                                                        (Footnotes on next page)

(Footnotes from previous page)

- ------------------
(1) As reported in a Schedule 13G dated February 27, 1996 filed with the Securities and Exchange Commission (the 'SEC') by FMR Corp. ('FMR'), Fidelity Management Trust Company ('FMT'), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, is the beneficial owner of 1,054,075 of these shares as a result of its serving as investment manager of institutional accounts. These 1,054,075 shares include 28,272 shares, 28,272 shares and 11,780 shares issuable upon exercise of a like number of the Company's Series X Warrants, Series Y Warrants and Series Z Warrants, respectively. Edward C. Johnson, III and members of his family and trusts for their benefit may be deemed to form a controlling group with respect to FMR. Edward C. Johnson, III and FMR, through its control of FMT, has sole voting and dispositive power over the shares beneficially owned by the institutional accounts. The Schedule 13G states that the balance of 297,644 of these shares consists of 148,822 shares and 148,822 shares issuable upon exercise of a like number of the Company's Series X Warrants and Series Y Warrants, respectively, which are beneficially owned by various investment companies (the 'Fidelity Funds') for which Fidelity Management & Research Company ('Fidelity'), a wholly-owned subsidiary of FMR and an investment advisor registered under the Investment Advisors Act of 1940, serves as investment advisor. Edward C. Johnson, III, FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of such 297,644 shares beneficially owned by the Fidelity Funds. The power to vote or direct the voting of these shares beneficially owned by the Fidelity Funds resides with the Funds' Boards of Directors.

(2) Information as reported in Amendment No. 1 dated February 12, 1996 to a
    Schedule 13G filed with the SEC by The TCW Group, Inc. ('TCW').

(3) There is a reserve of 140,618 shares of Common Stock for disputed claims against the Company to be issued to holders of prepetition unsecured allowed claims against the Company in its Chapter 11 proceeding concluded in December 1994, which holders include FMR and TCW. To the extent such disputed claims are disallowed, the number of shares beneficially owned by FMR and TCW will increase in a presently undeterminable amount.

(4) As stated in Amendment No. 2 dated February 14, 1996 to its Schedule 13D filed with the SEC, Cumberland Associates has sole voting power and sole power to dispose or to direct the disposition of 702,877 of these shares and shared voting power and shared power to dispose or to direct the disposition of 111,276 of these shares.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors are to be elected by the holders of Common Stock to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualify. To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Certain information concerning the nominees for election at the Annual Meeting, each of whom is presently a director, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other nominees in the discretion of the persons acting pursuant to the proxy.

     FRANK T. MACINNIS, Age 49; Chairman of the Board, President and Chief Executive Officer of the Company since April 18, 1994. From April 1990 to April 1994, Mr. MacInnis served as President and Chief Executive Officer, and from August 1990 to April 1994 as Chairman of the Board, of Comstock Group Inc., a nationwide electrical contracting company. In addition, from 1986 to April 1994 Mr. MacInnis was also President of Spie Group Inc., which owned Comstock Group Inc., Spie Construction Inc., a Canadian pipeline construction company, and Spie Horizontal Drilling Inc., a U.S. company engaged in underwater drilling for pipelines and communications cable. Mr. MacInnis is also a director of Portec, Inc.

     STEPHEN W. BERSHAD, Age 54; Chairman and Chief Executive Officer for more than the past five years of Vernitron Corporation, a manufacturer of electronic components and controls; Director of the Company since December 15, 1994.

     DAVID A.B. BROWN, Age 52; President of The Windsor Group, a management consulting firm of which he is a co-founder, for more than the past five years. Mr. Brown is also a director of BTU International, Inc. and Marine Drilling

Companies, Inc.; Director of the Company since December 15, 1994.

     THOMAS D. CUNNINGHAM, Age 47; Executive Vice President and Chief Financial Officer and a director of The Forschner Group, Inc., an importer and distributor of Swiss Army knives and watches and Sabatier and Forschner cutlery, since March 1994. For more than five years prior thereto, Mr. Cunningham was a Managing Director of J.P. Morgan & Co. Incorporated, an international bank; Director of the Company since January 17, 1995.

     ALBERT FRIED, JR., Age 66; Managing Partner of Albert Fried & Company, LLC, a broker/dealer and member of the New York Stock Exchange, since 1955, and Managing Partner of Buttonwood Specialists, LLC, a New York Stock Exchange specialist firm, since 1992. Mr. Fried is also Chairman of the Board of Directors of Portec, Inc., a manufacturer of engineered products for the construction equipment, material handling and railroad industries; Director of the Company since December 15, 1994.

     MALCOLM T. HOPKINS, Age 68; Private investor since 1984; Retired Vice Chairman and Chief Financial Officer of the former St. Regis Corporation, a forest products, oil, gas and insurance company. Mr. Hopkins is also a director of The Columbia Gas System, Inc., KinderCare Learning Centers, Inc., MAPCO Inc., Metropolitan Series Fund Inc., Phar-Mor, Inc., State Street Research Portfolios, Inc., and U.S. Home Corporation; Director of the Company since December 15, 1994.

     KEVIN C. TONER, Age 32; Private Investor since March 1995; Managing Director from December 1991 to March 1995 of UBS Securities Inc., a broker/dealer and member of the New York Stock Exchange, engaged in corporate finance, underwriting and distribution of high grade U.S. corporate issues and Eurobonds. From March 1991 to December 1991 Mr. Toner was a Vice President of UBS Securities, Inc.; Director of the Company since December 15, 1994.

COMMITTEES OF THE BOARD

     The Company has standing Audit, Compensation and Personnel, and Corporate Governance Committees of the Board of Directors.

     The Audit Committee, comprised of Messrs. Brown, Cunningham and Hopkins, serves as the focal point for communication between the Board of Directors and the Company's independent public accountants, chief internal auditor and management, to the extent that their duties relate to financial or accounting reporting and controls. The Audit Committee is responsible for engaging and discharging the independent public accountants for the Company, reviewing their fees, reviewing the scope and audit procedures of the independent public accountants, reviewing annual financial statements, reviewing quarterly and annual financial results prior to their release, and meeting with the Company's internal auditors and independent public accountants on matters relating to, among other things, the adequacy of the Company's internal audit controls and accounting and auditing personnel. During 1995, the Audit Committee held five meetings.

     The Compensation and Personnel Committee, comprised of Messrs. Cunningham, Fried and Hopkins, reviews and advises the Board with respect to the qualifications of individuals identified as candidates for positions as the

Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel and for the position of Chief Executive Officer of each subsidiary of the Company whose proposed annual compensation is $200,000 or more. It also reviews and recommends to the Board for its approval any employment, severance or similar contracts, or modifications thereof, for the Chairman of the Board and Chief Executive Officer of the Company and is charged with fixing on an annual basis his compensation, subject to the approval of the Board. The Compensation and Personnel Committee also is responsible for fixing, based on proposals made by the Chief Executive Officer, compensation for the Chief Operating Officer, Chief Financial Officer and General Counsel of the Company as well as the compensation of other officers and employees of the Company and each subsidiary whose annual compensation is $200,000 or more and for approving any employment, severance or similar contracts for such officers and employees, or modifications thereof. The Compensation and Personnel Committee also recommends to the Board for its approval any incentive, benefit, award or bonus plans and programs for employees, administers the 1994 Management Stock Option Plan and reviews executive development plans. During 1995, the Compensation and Personnel Committee held three meetings.

     The Corporate Governance Committee, comprised of Messrs. Bershad, Brown, Fried and Toner, is responsible to the Board for the review and recommendation of director candidates; recommendations regarding directors' retirement age and removal; review of all committees of the Board and recommendations regarding their number, function and membership; recommendations with respect to compensation of and other benefits for non-employee directors; and review of and recommendation with respect to directors' and officers' liability insurance and indemnification agreements between the Company and its officers and directors. The Corporate Governance Committee will consider nominees recommended by stockholders. Such recommendations should be sent to the Secretary, EMCOR Group, Inc., 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060. During 1995, the Corporate Governance Committee held four meetings.

MEETINGS OF THE BOARD

     There were nine meetings of the Board of Directors during 1995.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of April 15, 1996 certain information regarding the beneficial ownership of Common Stock by each of the Company's directors, its chief executive officer, each of the four most highly compensated executive officers of the Company for its fiscal year ended December 31, 1995, and all its directors and executive officers as a group. Except as otherwise noted, to the Company's knowledge, each of the persons listed below has sole voting power and investment power with respect to the shares listed next to his name.

                                                      AMOUNT AND
                                                      NATURE OF
NAME OF BENEFICIAL OWNER                              BENEFICIAL

                                                      OWNERSHIP(1)    PERCENT
- ---------------------------------------------------   ------------    -------
Frank T. MacInnis..................................    69,666(2)         *
Stephen W. Bershad.................................    20,500(3)         *
David A.B. Brown...................................    10,500(3)         *
Thomas D. Cunningham...............................    10,500(3)         *
Albert Fried, Jr...................................   256,227(3)(4)    2.5%
Malcolm T. Hopkins.................................    20,500(3)         *
Kevin C. Toner.....................................    15,500(3)         *
Sheldon I. Cammaker................................    16,666(2)         *
Leicle E. Chesser..................................    16,666(2)         *
Jeffrey M. Levy....................................    17,666(2)         *
Joseph A. Gallo....................................     3,333(2)         *
All directors and executive officers as a group....   458,724(5)       5.0%

- ------------------
 * Represents less than 1%.

(1) The information contained in the table reflects 'beneficial ownership' as defined in Rule 13d-3 of the Securities Exchange Act of 1934. All percentages set forth in this table have been rounded.

(2) Includes in the case of Mr. MacInnis 66,666 shares of Common Stock, in the case of each of Messrs. Cammaker, Chesser and Levy 16,666 shares of Common Stock, and in the case of Mr. Gallo 3,333 shares of Common Stock, respectively, that may be acquired upon the exercise of presently exercisable options or options exercisable within 60 days granted pursuant to the Company's 1994 Management Stock Option Plan.

(3) Includes 10,500 shares that may be acquired upon exercise of presently exercisable options granted to each non-employee director pursuant to the Company's 1995 Non-Employee Directors' Non-Qualified Stock Option Plan.

(4) Amount includes beneficial ownership of 245,727 shares of Common Stock by Albert Fried & Company, LLC ('AF&C'), of which Mr. Fried is the Managing Partner. AF&C was a holder of prepetition unsecured claims against the Company in its Chapter 11 proceeding concluded in December 1994. There is a reserve of 140,618 shares of Common Stock for disputed claims against the Company to be issued to the holders of prepetition general unsecured allowed claims, including AF&C. To the extent such disputed claims are disallowed, the number of shares beneficially owned by AF&C will increase in a presently undeterminable amount.

(5) Includes 183,997 shares of Common Stock that may be acquired upon the exercise of presently exercisable options or options exercisable within 60 days granted pursuant to the Company's 1994 Management Stock Option Plan and 1995 Non-Employee Directors' Non-Qualified Stock Option Plan.

                             EXECUTIVE COMPENSATION


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to each of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively the 'named executive officers') during the fiscal years ended December 31, 1995, 1994 and 1993 for services rendered in all capacities to the Company and its subsidiaries. For information regarding Mr. Gallo's resignation and the employment agreements, if any, of the named executive officers, see 'Employment and Change of Control Arrangements' below.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                  COMPENSATION AWARDS(4)
                                                                               ----------------------------
                                             ANNUAL                                            NUMBER OF
                                          COMPENSATION                         RESTRICTED     SECURITIES
                                        -----------------     OTHER ANNUAL       STOCK        UNDERLYING         ALL OTHER
                                        SALARY     BONUS     COMPENSATION(3)     AWARD      OPTIONS/SARS(5)   COMPENSATION(7)
NAME AND PRINCIPAL POSITION      YEAR     ($)       ($)            ($)            ($)             (#)               ($)
- ------------------------------   ----   -------   -------    ---------------   ----------   ---------------   ---------------
Frank T. MacInnis(1) .........   1995   614,400   480,000         17,732        None           200,000             6,300
  Chairman of the Board,         1994   426,923   500,000(2)       5,056        None              None             6,300
  President and Chief            1993     --        --              --           --                --                --
  Executive Officer
Sheldon I. Cammaker ..........   1995   383,000   100,000          None         None            50,000             6,300
  Executive Vice President and   1994   361,322    50,000          None         None              None           176,700(8)
  General Counsel                1993   357,450    50,000          None         None              None             8,875
Leicle E. Chesser(1) .........   1995   300,000   225,000        14,578         None            50,000             6,300
  Executive Vice President and   1994   168,269   150,000          None         None              None              None
  Chief Financial Officer        1993     --        --              --           --                --                --
Jeffrey M. Levy(1) ...........   1995   300,000   225,000         9,631         None            50,000             6,300
  Executive Vice President and   1994   247,500   175,000          None         None              None             6,300
  Chief Operating Officer        1993   195,000   150,000          None         None            46,500(6)          7,650
Joseph A. Gallo ..............   1995   210,000    15,000          None         None            10,000             6,300
  Former Senior Vice President   1994   200,416    15,000          None         None              None           106,300(8)
  and Treasurer                  1993   178,042    40,000          None         None              None             7,131

- ------------------
(1) As Mr. MacInnis joined the Company on April 18, 1994, and Mr. Chesser joined the Company on May 2, 1994, the blanks opposite their respective names indicate that during 1993 Messrs. MacInnis and Chesser were not employed by the Company, and, accordingly, there is no compensation information to report for them in respect of such year. In addition, amounts shown for Messrs. MacInnis and Chesser for 1994 reflect less than a full year of compensation, and amounts shown for Mr. Levy during 1993 represent compensation for Mr. Levy's service as President of EMCOR Mechanical/Electrical Services (East), Inc., a subsidiary of the Company.


(2) Amount includes a signing bonus of $250,000 paid to Mr. MacInnis upon his joining the Company on April 18, 1994.

(3) The personal benefits provided to the named executive officers did not exceed the disclosure threshold established by the SEC pursuant to applicable rules. Figures represent amounts reimbursed for the payment of taxes upon certain fringe benefits.

(4) The column specified by Item 402 (b) of Regulation S-K to report Long-Term Incentive Plan Payouts has been excluded because the Company has no long-term incentive compensation plans and has not had any such plan during any portion of fiscal years 1995, 1994 and 1993.

(5) The awards set forth in this column are of stock options only. The Company does not award stock appreciation rights.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(6) The options granted to Mr. Levy during 1993 related to the Company's previously outstanding common stock all of which was canceled on December 14, 1994, the effective date of the Company's Chapter 11 Plan of Reorganization.

(7) The amounts reported in this column include matching contributions of $1,800 made by the Company under its 401(k) Plan during 1995 for the account of each of the named executive officers. The amounts reported for 1995 also include contributions of $4,500 to be paid during 1996 in respect of 1995 by the Company for the account of each of the named executive officers pursuant to the Company's Money Purchase Plan, a defined contribution pension plan.

(8) Amounts include a stay bonus of $170,400 paid to Mr. Cammaker and a stay bonus of $100,000 paid to Mr. Gallo pursuant to the EMCOR Group, Inc. Employees' Severance Pay/Stay Bonus Plan on September 30, 1994.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth certain information concerning grants to the named executive officers of stock options during the last fiscal year under the Company's 1994 Management Stock Option Plan. As indicated under the Summary Compensation Table above, the Company does not grant SARs of any kind.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                                      --------------------------
                                      NUMBER OF      % OF TOTAL                          GRANT DATE VALUE
                                      SECURITIES      OPTIONS                      ----------------------------
                                      UNDERLYING     GRANTED TO     EXERCISE OR                     GRANT DATE

                                       OPTIONS      EMPLOYEES IN    BASE PRICE      EXPIRATION        PRESENT
                                      GRANTED(1)    FISCAL YEAR      ($/SH)(2)         DATE         VALUE($)(3)
                                      ----------    ------------    -----------    -------------    -----------
Frank T. MacInnis..................     200,000           28%           4.75       April 4, 2005      666,000
Sheldon I. Cammaker................      50,000            7%           5.13       April 4, 2005      163,000
Leicle E. Chesser..................      50,000            7%           5.13       April 4, 2005      163,000
Jeffrey M. Levy....................      50,000            7%           5.13       April 4, 2005      163,000
Joseph A. Gallo....................      10,000          1.4%           5.13       April 4, 2005       32,600

- ------------------
(1) Grants reported in this column are grants of stock options only. The options were granted on April 5, 1995 and become exercisable at a rate of 1/3 of the shares with respect to which the option was awarded on each anniversary of the option grant date.

(2) The exercise price of Mr. MacInnis' options was the fair market value on the date of grant. The exercise price of the options granted to the other named executive officers was a price equal to the average market price for the Common Stock over the 20 day trading period immediately preceding the grant of the options, which exercise price exceeded the fair market value of the Common Stock on the date of grant. The options are only exercisable while the recipient is an employee of the Company or its subsidiaries or within three months after termination of employment. The options are transferable solely by will or by the laws of descent or distribution. No SARs, performance units or other instruments were granted in tandem with the stock options reported herein.

(3) Present value was calculated using the Black-Scholes option pricing model which involves an extrapolation of future price levels based solely on past performance. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, dividend yield and stock price volatility. In calculating the present value as of the date of grant of the options reported in the table, the Company assumed an interest rate of 7.1% per annum, an annual dividend yield of zero and volatility of 48%. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend on the market price of the Common Stock of the Company on the date of exercise. Accordingly, use of this model should not be viewed in any way as a forecast of the future performance of the Company's Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning unexercised options to purchase Common Stock of the Company held at the end of fiscal year 1995 by the named executive officers. None of the named executive officers exercised any options during fiscal year 1995. The Company does not grant SARs.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUE


                                                                                               VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED            IN-THE-MONEY
                                       SHARES        VALUE             OPTIONS AT                   OPTIONS AT
                                     ACQUIRED ON    REALIZED            FY-END(#)                  FY-END($)(1)
NAME                                 EXERCISE(#)      ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- ----------------------------------   -----------    --------    -------------------------    -------------------------
Frank T. MacInnis.................       None        --                 0/200,000                    0/$950,000
Sheldon I. Cammaker...............       None        --                  0/50,000                    0/$218,500
Leicle E. Chesser.................       None        --                  0/50,000                    0/$218,500
Jeffrey M. Levy...................       None        --                  0/50,000                    0/$218,500
Joseph A. Gallo...................       None        --                  0/10,000                     0/$43,700

- ------------------
(1) For purposes of this column, value is calculated based on the aggregate amount of the excess of $9.50 (the average of the high and low prices of the Common Stock of the Company as reported on the Nasdaq Stock Market on December 29, 1995) over the relevant exercise price for the shares of Common Stock with respect to the options.

                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     The Company has entered into an Employment Agreement dated as of April 18, 1994 (the 'Agreement'), with Frank T. MacInnis providing for his employment as Chief Executive Officer and President of the Company during the period April 18, 1994 through December 31, 1997. The Agreement provides that the term of employment will automatically be extended for successive one-year periods unless the Company or Mr. MacInnis gives written notice not to extend at least six months prior to the end of the term or any extended term of the Agreement. The Company is also to use its best efforts to ensure his election as Chairman of the Board of Directors of the Company.

     Pursuant to the Agreement, in 1995 Mr. MacInnis received an annual base salary of $614,400, which salary is to increase on the first day of each calendar year during his employment by at least the percentage increase for the prior year in a specified consumer price index. In addition, Mr. MacInnis is entitled to receive an annual bonus, which is to be determined by a formula agreed upon by Mr. MacInnis and the Compensation and Personnel Committee of the Board of Directors of the Company. Pursuant to the terms of the Agreement, upon joining the Company Mr. MacInnis was paid a one-time cash payment of $250,000 and was entitled to an option (the 'Option') to purchase 200,000 shares of Common Stock. In accordance with the Agreement, the Option was issued at an exercise price of $4.75 per share, which price was equal to the market price for the Common Stock on April 5, 1995.

     Under the terms of the Agreement, Mr. MacInnis has been provided with certain benefits customarily accorded to the Company's senior executive officers as well as supplemental benefits such that he will receive the benefits that would have been received if he were fully vested in the Company's Money Purchase Plan and 401(k) Plan. In addition, Mr. MacInnis is entitled to $600 per month for leasing of an automobile (plus maintenance and insurance thereon); reimbursement for all initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company; all legal expenses incurred by him in connection with the Agreement; and the cost of any increased tax liability to him caused by the receipt of these fringe benefits.

     If Mr. MacInnis' employment is terminated during the term of the Agreement by the Company other than for Cause (as defined in the Agreement) or he terminates his employment for Good Reason (as defined in the Agreement), Mr. MacInnis will be entitled to receive a cash payment equal to the sum of: (i) the greater of (A) his base salary at the highest annual rate in effect during his employment from the date of termination through December 31, 1997 or (B) two times his base salary at its then current annual rate and (ii) an amount equal to the product of the highest bonus paid to him during his employment (but in no event less than $150,000) times (A) the number of full or partial years remaining from the date of termination through December 31, 1997 or (B) two, whichever is greater; however, in the event of a termination for Good Reason following a Change in Control (as defined in the Agreement), the factor of two in clauses (i)(B) and (ii)(B) above will be increased to three. In addition, Mr. MacInnis will be entitled to receive all unpaid amounts in respect of any bonus for any calendar year ending before the date of termination.

     The Company has an employment contract with Sheldon I. Cammaker, expiring January 31, 1999, pursuant to which Mr. Cammaker serves as a senior executive officer of the Company. Mr. Cammaker received an annual base salary of $383,000 in 1995, which salary increases on the first day of each calendar year during his employment by at least 6%. In addition, pursuant to the terms of his employment contract, Mr. Cammaker is eligible to receive annual bonuses, has been provided with certain benefits customarily accorded the Company's senior executive officers and is provided with the use of a Company automobile.

     Mr. Cammaker's employment contract provides that, in the event of a Change in Control (as defined in the contract) of the Company and within two years thereafter Mr. Cammaker is terminated or elects to terminate his employment, Mr. Cammaker would be entitled to be paid an amount equal to the sum of (i) $470,000, (ii) $320,000 multiplied by each full calendar year remaining under his employment agreement, and (iii) $320,000 less, with respect to clause (iii), the base salary already paid to him for the year of termination.

     Joseph A. Gallo's employment with the Company terminated pursuant to a termination agreement dated February 20, 1996 (the 'Termination Agreement'). Pursuant to the Termination Agreement, Mr. Gallo resigned as an officer of the Company as of the close of business on April 7, 1996, and in connection therewith he is to receive the payment of $210,000 in 52 equal weekly installments and, under certain circumstances up to an additional $105,000 in 26 equal weekly installments, as well as $2,300 in respect of an automobile allowance and $16,154 in respect of accrued vacation pay.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     During 1995, the Compensation and Personnel Committee of the Board of Directors of the Company was responsible for matters concerning executive compensation. Mr. MacInnis has served as Chairman of the Board, President and Chief Executive Officer since April 18, 1994.

     Messrs. Cunningham, Fried and Hopkins, all of whom are non-employee directors, constitute the Compensation and Personnel Committee of the Company's Board of Directors. Mr. Fried is Managing Partner of Albert Fried & Company, LLC, which has agreed to loan to the Company and certain of its subsidiaries up to $7.0 million as one of several lenders providing working capital facilities of up to an aggregate of $45.0 million. The loans bear interest on the principal amount thereof at the rate of 15% per annum and mature on June 14, 1996. The loans are secured by, among other things, substantially all of the assets of the Company and its principal U.S. subsidiaries (other than its subsidiaries Jamaica Water Supply Company and Sea Cliff Water Company (the 'Water Companies')) and require, among other things, that the first $15 million of net sales proceeds of the Water Companies be applied to repayment of indebtedness outstanding under the working capital facilities.

     Mr. Fried is Chairman of the Board of Directors of Portec, Inc., and on April 23, 1996, Mr. MacInnis was elected a director of Portec, Inc.

                             DIRECTOR COMPENSATION

     Each director who is not an officer of the Company ('non-employee director') receives an annual retainer of $30,000 and $1,000 for each meeting of the Board he attends, other than telephonic meetings of the Board in which case each non-employee director who participates receives $500. Each non-employee director also receives $500 for each meeting of a committee of the Board of Directors attended by the director, and each non-employee director who chairs a committee of the Board receives an additional $2,000 per annum. In addition, pursuant to the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan, each non-employee director on March 20, 1995 was granted an option on that date to purchase 7,500 shares of Common Stock at an exercise price of $5.125 per share and an option on November 17, 1995 to purchase 3,000 shares of Common Stock at an exercise price of $9.375 per share. Each person who is hereafter elected to serve as a non-employee director (including current non-employee directors) will be granted an option, promptly following his election, to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of the shares on the date on which the option is granted. Non-employee directors' options are fully exercisable as of the date of grant. Directors who also serve as officers of the Company do not receive compensation for services rendered as directors.

                         COMPENSATION COMMITTEE REPORT

     The Compensation and Personnel Committee of the Board of Directors (the 'Compensation Committee') reviews and determines, based on proposals made by the

Chief Executive Officer, the compensation of the Company's Chief Operating Officer, Chief Financial Officer and General Counsel as well as the compensation of other officers and employees of the Company and each subsidiary whose annual compensation is $200,000 or more. It also reviews and approves any employment, severance or similar agreements for those individuals. The Compensation Committee is charged with fixing on an annual basis, the compensation of the Chairman of the Board and the Chief Executive Officer, subject to the approval of the Board, and reviewing and recommending to the Board any employment, severance or similar agreement for him. The Compensation Committee also administers the Company's 1994 Management Stock Option Plan and is charged with recommending to the Board for its approval any incentive, benefit, award or bonus plans or programs. The entire Board determines the amount, if any, of the Company's contributions pursuant to its 401(k) Plan. While other compensation decisions generally are not submitted to the Board, the Board has the ultimate power and authority with respect to compensation matters.

     The members of the Compensation Committee reviewed salaries paid to the named executive officers for 1995 and approved salary increases for 1996 to the named executive officers of the Company as well as bonuses paid in 1996 to them in respect of 1995.

     The Compensation Committee seeks to compensate executive officers at levels competitive with other companies comparable in size in the same industry and to provide short-term rewards and long-term incentives for superior individual and corporate performance. In making compensation decisions, the Compensation Committee periodically reviews information about the compensation paid or payable to officers of comparably sized public companies (there being no public companies of comparable size to the Company that are in businesses similar to those of the Company), the compensation recommendations of Mr. MacInnis, the Chairman of the Board, President and Chief Executive Officer of the Company, and reports from outside consultants. The Compensation Committee does not have target amounts of stock ownership for its executive officers.

     The key components of executive officer compensation are base salary, bonuses, stock options and awards pursuant to incentive-based plans. The Compensation Committee attempts to combine these components in such a way as to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of the executives' compensation for 1995 follows.

BASE SALARY

     Each executive officer received a base salary and has the potential for annual salary increases largely determined by reference to the salaries of executive officers holding comparable positions in companies of comparable size.

BONUSES

     Each executive officer was eligible for an annual bonus based upon both his individual performance and the Company's performance. Bonuses were awarded to executive officers in respect of 1995 which took into account their performance and contractual obligations.

STOCK OPTIONS

     The Company's 1994 Management Stock Option Plan is intended to provide executives with the promise of longer term rewards which appreciate in value with the favorable future performance of the Company.

OTHER COMPENSATION

     The executive officers also participate in the Money Purchase Plan and the 401(k) Plan as well as the medical, life and disability insurance plans available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The minimum compensation of Mr. MacInnis, Chairman of the Board, President and Chief Executive Officer of the Company, is provided for in his employment agreement described above. Proposals for additional compensation to him are based on the policies described above. As part of its evaluation, the Compensation Committee considered a report by Mr. MacInnis on his activities, the Company's performance, the accomplishment of goals for the Company set by the Board of Directors at the beginning of 1995, and the compensation earned by other chief executive officers of companies of comparable size during the previous year.

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code provides that the deduction by a publicly-held corporation for compensation paid in a taxable year to the Chief Executive Officer and any of the other four highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table is limited to $1 million per officer, subject to certain exceptions. The Compensation Committee has taken, and intends to continue to take, such actions as are necessary to reduce, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Compensation Committee believes to be an important element of the Company's executive compensation program.

By the Compensation and Personnel Committee: Malcolm Hopkins, Chairperson, Thomas D. Cunningham and Albert Fried, Jr.

                               PERFORMANCE GRAPH

     Proxy disclosure rules promulgated by the Securities and Exchange Commission require inclusion of a graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. Since the common stock of the Company outstanding prior to its reorganization was extinguished pursuant to its Plan of Reorganization and the Common Stock of the Company as reorganized has been traded only since the effective date of its Plan of Reorganization, such five-year presentation is not possible. Under such circumstances, the Company is required instead to present such information for the period since such shares were issued. The following performance graph compares the Company's total stockholder return on its Common Stock as compared to the S&P 500 Index and a peer group index consisting of The Turner Corporation and Perini Corporation since January 6, 1995. Prior to that date, prices for the Company's Common Stock were not readily available. The following performance graph assumes $100 was invested on January 6, 1995 in Common Stock of the Company and in each of the indices and assumes reinvestment of all dividends.

     None of the Company's peers in its mechanical and electrical contracting and its facilities management services business is publicly traded. Accordingly, the Company selected two general contractors that serve similar marketplaces and are impacted by similar market conditions to the Company.

                    COMPARATIVE FIFTEEN-MONTH TOTAL RETURNS

               EMCOR   S&P 500 Peer Group
     Jan 3,95  100.00  100.00  100.00
    Jan 31,95  111.11  102.43  105.01
    Feb 28,95  138.89  106.12  106.71
    Mar 31,95  112.50  109.02  101.22
    Apr 30,95  141.67  112.07  112.39
    May 31,95  180.56  116.14  115.78
    Jun 30,95  175.00  118.61  115.17
    Jul 31,95  170.83  122.38  126.35
    Aug 31,95  170.83  122.45  123.51
    Sep 30,95  186.11  127.25  126.70
    Oct 31,95  180.56  126.61  117.42
    Nov 30,95  205.56  132.16  105.28
    Dec 31,95  213.89  134.11   94.64
    Jan 31,96  236.11  138.48   99.85
    Feb 29,96  244.44  139.45   98.43
    Mar 29,96  269.44  140.55  103.30



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Albert Fried, Jr. and Kevin C. Toner are directors of the Company and both have a material interest in revolving credit agreements, dated December 14, 1994, which provide the Company and certain of its subsidiaries with working capital facilities of up to an aggregate of $45.0 million. Albert Fried, Jr. is Managing Partner of Albert Fried & Company, LLC, which agreed to loan up to $7.0 million as one of the lenders under the revolving credit agreements. Kevin C. Toner agreed to loan up to $1.0 million as one of the lenders under the revolving credit agreements. In addition, UBS Mortgage Finance Inc., an affiliate of UBS Securities Inc., Mr. Toner's former employer, agreed to loan up to $2.0 million as one of the lenders under the revolving credit agreements. All the loans bear interest on the principal amount thereof at the rate of 15% per annum and mature on June 14, 1996. The loans are secured by, among other things, substantially all of the assets of the Company and its principal U.S. subsidiaries (other than its subsidiaries Jamaica Water Supply Company and Sea Cliff Water Company (the 'Water Companies')) and require, among other things, that the first $15 million of net sales proceeds of the Water Companies be applied to repayment of indebtedness outstanding under the working capital facilities.

     The Company has entered into an indemnification agreement with each of its directors, including Mr. Frank T. MacInnis, and Messrs. Sheldon I. Cammaker, Leicle Chesser, Jeffrey M. Levy, R. Kevin Matz and Mark A. Pompa, each of whom is an executive officer of the Company, and Joseph A. Gallo who was an executive officer during 1995.

     Each indemnification agreement provides for indemnification to the fullest extent permitted by law. The indemnification agreements cover all amounts paid in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative, investigative or otherwise (a 'proceeding'), related to the fact that such director or officer is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company in any capacity with another entity, or by reason of anything done or not done by such director or officer in any such capacity.

     Indemnification would not, however, be available if a person or body appointed by the Company's Board of Directors who is not a party to the proceeding for which indemnification is sought and who may be or consist of one or more members of the Board (or, under certain circumstances discussed below, independent legal counsel) determines that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A director's or officer's rights under the indemnification agreement are not exclusive of any other indemnity rights; however, the agreements prevent double payment.

     The indemnification agreements provide for the prompt advancement of expenses incurred in connection with any proceeding and obligate the director or officer to reimburse the Company for amounts so advanced if it is subsequently determined that the director or officer is not entitled to indemnification. The indemnification agreements further provide that the director or officer is entitled to indemnification for, and advancement of, expenses incurred in any proceeding seeking to collect from the Company an indemnity claim or advancement of expenses under the indemnification agreements, the Company's By-Laws or otherwise, or in seeking to recover under a directors' and officers' liability insurance policy, whether or not the director or officer is successful.

     After a Change in Control (as defined in the indemnification agreements) of the Company not approved by the Company's board of directors, all determinations to be made by or on behalf of the Company regarding a director's or officer's right to indemnification and to the advancement of expenses are required to be made by independent legal counsel to be selected by the director or officer and approved by the Company. In the event of a Potential Change in Control (as defined in the indemnification agreements) of the Company, the director or officer may require the Company to establish a trust for such director's or officer's benefit and to fund such trust in an amount sufficient to cover reasonably anticipated costs in connection with any claims.


               RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has appointed Arthur Andersen LLP, certified public accountants, as independent public accountants to audit the accounts of the Company and its subsidiaries for 1996. Arthur Andersen LLP acted as the Company's independent public accountants for 1995 pursuant to appointment by the Audit Committee on September 19, 1995.

     Representatives of Arthur Andersen LLP will be present at the annual meeting to respond to appropriate questions, and will have an opportunity to make a statement if they desire to do so.

     Deloitte & Touche LLP acted as the Company's independent public accountants for 1994. Deloitte & Touche LLP's report, dated March 17, 1995, on the financial statements of the Company for its two most recent fiscal years ended December 31, 1994 did not contain an adverse opinion, disclaimer of opinion or qualification as to uncertainty, audit scope, or accounting principles.

     However, in its report dated July 8, 1994 on the financial statements of the Company for its fiscal year ended December 31, 1993, Deloitte & Touche LLP did not express an opinion on the Company's 1993 consolidated financial statements due to the then material uncertainties related to the Company's ability to continue as a going concern because the Company had experienced significant losses from operations for each of the years ended December 31, 1993 and 1992 and then had negative working capital and a deficit in stockholders' equity and because of the then possible material effects of uncertainties related to the net realizable value of assets of discontinued operations, claims filed against the Company and the possible consequences of the Company's Chapter 11 proceeding. The Company's emergence from bankruptcy on December 14, 1994 resulted in a significant reduction in the Company's indebtedness, its obtaining of new credit facilities and the valuing of the Company at a new reorganization value resulting in positive stockholders' equity permitting Deloitte & Touche LLP in its report dated March 17, 1995 to express an opinion on the 1993 consolidated financial statements a well as the 1994 consolidated financial statements.

     During the Company's two most recent fiscal years ended December 31, 1995, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused that firm to make reference to the subject matter of such disagreements in connection with its reports.

     During the Company's two most recent fiscal years ended December 31, 1995, there were no reportable events of the type described in paragraphs (A) through
(D) of Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

     During the Company's fiscal year ended December 31, 1994 and the period January 1, 1995 to September 19, 1995, neither the Company, nor anyone on its behalf, consulted with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon is required for approval of the appointment of independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of change in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ('SEC'). Officers, directors and greater than 10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms they file. In January 1996, Mr. Jeffrey M. Levy, one of the Company's executive officers, failed to file a Form 4 for the month of December 1995 to report the purchase of 1,000 shares of the Company's Common Stock.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals must be received by the Company at its headquarters in Norwalk, Connecticut on or before February 14, 1997 in order to be considered for inclusion in next year's Proxy Statement.

                               OTHER INFORMATION

     The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies also may be solicited personally and by telephone by certain officers and regular employees of the Company. Morrow & Co., Inc. has been retained for solicitation of all brokers and nominees for a fee of $3,000 plus customary out-of-pocket expenses. The Company may reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock of the Company.

     The Board of Directors is aware of no other matters that are to be presented to the stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment in such matters.

     UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER OF RECORD ON APRIL 22, 1996, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO JOSEPH W. BARNETT, SECRETARY, EMCOR GROUP, INC., 101 MERRITT SEVEN CORPORATE

PARK, NORWALK, CONNECTICUT 06851-1060.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          JOSEPH W. BARNETT
                                          Secretary

April 30, 1996

                           EMCOR GROUP, INC.
                    ANNUAL MEETING OF STOCKHOLDERS
                             JUNE 14, 1996

  The undersigned hereby appoints Frank T. MacInnis, Sheldon I. Cammaker and Leicle E. Chesser, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the stockholders of EMCOR Group, Inc. to be held on the 5th Floor at 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060 on Friday, June 14, 1996 at 10:00 a.m., and all adjournments thereof, as follows:

  PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

  Unless otherwise marked, the proxies are appointed with authority to vote "FOR" all nominees for election and "FOR" the appointment of independent public accountants.

           (Continued and to be signed on the reverse side.)

EMCOR GROUP, INC.
P.O. BOX 11079
NEW YORK, N.Y. 10203-0079

The Board of Directors recommends a vote "FOR" all nominees in Item 1 and "FOR" Item 2.

1. Election of Directors

FOR all nominees listed below

WITHHOLD AUTHORITY to vote for all nominees listed below.

*EXCEPTIONS

Nominees: F. MacInnes, S. Bershad, D. Brown, T. Cunningham, A. Fried, M. Hopkins, K. Toner
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions ____________________________________________________________________

2. Appointment of Independent Public Accountants.

FOR

AGAINST

ABSTAIN

Change of Address and/or Comments Mark Here

[INDICIA]

                                       In their discretion to vote upon other
                                       matters that may properly come
                                       before the meeting

                                       Please sign exactly as your name
                                       appears to the left.

                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give your full title. If
                                       shares are held jointly, each holder
                                       should sign.

                                       Dated: ____________________________, 1996

                                       _________________________________________
                                       Signature

                                       _________________________________________
                                       Signature

                                       Voters must be indicated (x)
                                       in Black or Blue ink.                  X

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.